Exhibit 5

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

September 18, 2006

Ventas, Inc., on behalf of the Registrants

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

Re: Offering of 6 3/4% Senior Notes due 2017

Ladies and Gentlemen:

We have acted as special counsel to Ventas, Inc., a Delaware corporation (“Ventas”), Ventas Realty, Limited Partnership, a Delaware limited partnership (“Ventas LP”), Ventas Capital Corporation, a Delaware corporation (“Ventas Capital” and, together with Ventas LP in their capacity as joint issuers, the “Joint Issuers”) and the subsidiary guarantors set forth on Schedule A hereto (the “Subsidiary Guarantors” and, together with Ventas, Ventas LP and Ventas Capital, the “Registrants”), in connection with the sale by the Joint Issuers of an aggregate of $225,000,000 of the Joint Issuers’ 6 3/4% Senior Notes due 2017 (the “Notes”), pursuant to that certain Underwriting Agreement, dated September 12, 2006, by and among the Joint Issuers, Ventas, Ventas Realty LP, LLC and Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, BMO Capital Markets Corp., Deutsche Bank Securities Inc., and KeyBanc Capital Markets, a division of McDonald Investments Inc. (the “Underwriting Agreement”). The Notes will be issued under that certain Indenture, to be dated as of September 19, 2006, as supplemented by the First Supplemental Indenture, to be dated as of September 19, 2006 (as supplemented, the “Indenture”), between Ventas, the Joint Issuers, the Subsidiary Guarantors and U.S. Bank, National Association, as trustee, and will be guaranteed by guarantees of Ventas and the Subsidiary Guarantors (the “Guarantees”) . The Notes are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with (i) that certain Registration Statement on Form S-3 (File No. 333-133115), as amended, originally filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2006, which Registration Statement became automatically effective on April 7, 2006 (the “Registration Statement”), and (ii) a Prospectus

Ventas, Inc., on behalf of the Registrants

September 18, 2006

Supplement, dated September 12, 2006 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, which supplements the prospectus contained in the Registration Statement.

We have examined such documents as we have considered necessary for purposes of this opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Indenture, (iii) the certified copies of respective certificates of incorporation (or equivalent), as amended, and by-laws (or equivalent) of the Registrants organized under the laws of the State of Delaware (the “Delaware Entities”), (iv) the Underwriting Agreement, (v) the form of global certificate evidencing the Notes, (vi) the form of notation of the Guarantees and (vii) such other documents and matters of law as we have deemed necessary in connection with the opinions hereinafter expressed.

As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Registrants and statements of fact contained in the documents we have examined. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due organization, valid existence and good standing of all parties (other than the Registrants) under all applicable laws; (iv) the legal right and power of all parties (other than the Registrants) under all applicable laws and regulations to enter into, execute and deliver such documents, agreements and instruments; (v) the due authorization, execution and delivery of the Registration Statement and due authorization of all documents, agreements and instruments (including the Indenture) by all parties thereto (other than the Registrants) and the binding effect of such documents, agreements and instruments on all parties (other than the Registrants); (vi) that all consents, approvals and authorizations by any governmental authority required to be obtained by all parties (other than the Registrants) have been obtained by such parties; and (vii) the capacity of natural persons. In addition, in rendering our opinions below with respect to Guarantors that are not Delaware Entities, we have relied upon opinions of local counsel dated of even date herewith as to the matters set forth in clauses (iii) through and including (vi) in the previous sentence and our conclusions as to such matters are subject to the same assumptions, limitations and qualifications as are contained in said opinions.

A. Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that:

1. The Indenture has been duly authorized, and when duly executed and delivered, will constitute valid and legally binding obligations of the Joint Issuers, Ventas and the Subsidiary Guarantors, enforceable against the Joint Issuers, Ventas and the Subsidiary Guarantors in accordance with the terms thereof.

2. The Notes have been duly authorized and, when they have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Joint Issuers, enforceable against the Joint Issuers in accordance with the terms thereof, entitled to the benefits of the Indenture.

Ventas, Inc., on behalf of the Registrants

September 18, 2006

3. The Guarantees have been duly authorized and, when they have been duly endorsed, the Guarantees will constitute valid and legally binding obligations of Ventas and the Subsidiary Guarantors, enforceable against Ventas and the Subsidiary Guarantors in accordance with the terms thereof, entitled to the benefits of the Indenture.

B. The foregoing opinions are subject to the following assumptions, qualifications and exceptions:

1. The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the Federal laws of the United States as in effect on the date of this opinion typically applicable to transactions of the type contemplated by this opinion and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein, except to the extent that we have relied upon the opinions of local counsel dated of even date herewith, referred to above, as to certain matters related to the Guarantors that are not Delaware Entities.

2. The opinions set forth above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be sought, and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing. Insofar as provisions of any of the documents referenced in this opinion letter provide for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

3. We express no opinion as to provisions of the documents referenced in this opinion letter insofar as such provisions relate to (i) the subject matter jurisdiction of a United States Federal court to adjudicate any controversy relating to such documents, (ii) the waiver of inconvenient forum with respect to proceedings in any such United States Federal court, (iii) the waiver of right to a jury trial, (iv) the validity or enforceability under certain circumstances of provisions of the documents with respect to severability or any right of setoff, or (v) limitations on the effectiveness of oral amendments, modifications, consents and waivers.

4. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

Ventas, Inc., on behalf of the Registrants

September 18, 2006

We hereby consent to the filing of this opinion with the Commission as an exhibit to Ventas’s Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

SCHEDULE A

Ventas LP Realty, L.L.C.

Ventas Healthcare Properties, Inc.

Ventas TRS, LLC

Ventas Management, LLC

Ventas Framingham, LLC

Ventas Sun LLC

Ventas Cal Sun LLC

Ventas Provident, LLC

ElderTrust

ElderTrust Operating Limited Partnership

ET Capital Corp.

ET Sub-Berkshire Limited Partnership

ET Berkshire, LLC

Cabot ALF, L.L.C.

Cleveland ALF, L.L.C.

ET Sub-Heritage Woods, L.L.C.

ET Sub-Highgate, L.P.

ET GENPAR, L.L.C.

ET Sub-Lacey I, L.L.C.

ET Sub-Lehigh Limited Partnership

ET Lehigh, LLC

ET Sub-Lopatcong, L.L.C.

ET Sub-Pennsburg Manor Limited Partnership, L.L.P.

ET Pennsburg Finance, L.L.C.

ET Sub-Phillipsburg I, L.L.C.

ET Sub-Pleasant View, L.L.C.

ET Sub-Rittenhouse Limited Partnership, L.L.P.

ET Sub-Riverview Ridge Limited Partnership, L.L.P.

ET Sub-Sanatoga Limited Partnership

ET Sanatoga, LLC

ET Sub-SMOB, L.L.C.

Vernon ALF, L.L.C.

ET Sub-Willowbrook Limited Partnership, L.L.P.

ET Sub-Wayne I Limited Partnership, L.L.P.

ET Wayne Finance, L.L.C.

ET Wayne Finance, Inc.

ET Sub-Woodbridge, L.P.

PSLT GP, LLC

PSLT OP, L.P.

PSLT-BLC Properties Holdings, LLC

Brookdale Living Communities of Arizona-EM, LLC

Brookdale Living Communities of California, LLC

Brookdale Living Communities of California-RC, LLC

Brookdale Living Communities of California-San Marcos, LLC

Brookdale Living Communities of California-Illinois-2960, LLC

Brookdale Living Communities of California-Illinois-II, LLC

BLC of California-San Marcos, L.P.

Brookdale Holdings, LLC

Brookdale Living Communities of Indiana-OL, LLC

Brookdale Living Communities of Massachusetts-RB, LLC

Brookdale Living Communities of Minnesota, LLC

Brookdale Living Communities of New York-GB, LLC

Brookdale Living Communities of Washington-PP, LLC

The Ponds of Pembroke Limited Partnership

River Oaks Partners

PSLT-ALS Properties Holdings, LLC

PSLT-ALS Properties I, LLC